Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

I consent to the incorporation in Registration Statement on Form SB-2 Amendment Number 11 filed by Lutcam, Inc. my report on the financial statements of and management’s report of the effectiveness of internal control over financial reporting dated March 18, 2006, appearing in this SB-2 of Lutcam, Inc. for the year ended December 31, 2005.

/s/ John Kinross-Kennedy

JOHN KINROSS-KENNEDY, CPA

Irvine, California
April 7, 2005